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                                                                    EXHIBIT 10.4



              SUPPLEMENTAL BENEFITS PLAN FOR TEXTRON KEY EXECUTIVES

     This Plan has been established for the benefit of designated Textron Key Executives to provide the benefits that would have been payable under Textron qualified plans except for limitations imposed under the Internal Revenue Code.

     This Plan is restated and effective on and after January 1, 2000.

ARTICLE I - DEFINITIONS

     In this document, the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:

     1.01 "Benefits Committee" means the Benefits Committee of Textron.

     1.02 "Board" means the Board of Directors of Textron.

     1.03 "Compensation" means base salary, accrued annual incentive compensation, performance units, and performance share units, whether or not deferred under the Deferred Income Plan for Textron Key Executives. However, for any Key Executive who is first awarded performance share units after October 26, 1999, performance share units shall not be included in Compensation. For Key Executives who are members of the Textron Pension Plan for Cessna Employees, compensation shall mean "Final Average Monthly Salary" as defined in Section 2.01(a) of that plan. "Final Average Monthly Salary" shall include incentive compensation paid by Textron and shall exclude long-term incentive compensation and shall be calculated without regard to Statutory Limits or deferrals. Compensation does not include any award under the Textron Quality Management Plan.

     1.04 "Deferral Plan" means the Deferred Income Plan for Textron Key Executives, as amended and restated from time to time.

     1.05 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.06 "Included Plan" means a Textron defined benefit or defined contribution plan specifically designated by the Management Committee under
Article V.

     1.07 "Key Executive" means an employee of a Textron Company who has been and continues to be designated as a Key Executive under the Plan by Textron's Chief Executive Officer and Chief Human Resources Officer.

     1.08 "Management Committee" means the Management Committee of Textron.

     1.09 "Participant" means a Key Executive who is participating in this Plan pursuant to Article II and, unless the context clearly indicates to the contrary, a former Participant who is entitled to benefits under this Plan.

     1.10 "Pension Plan" means the Bell Helicopter Textron Retirement Plan, the Textron Pension Plan for Cessna Employees, the Textron Master Retirement Plan or an Included Plan that is a defined benefit plan.


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     1.11 "Plan" means this Supplemental Benefits Plan for Textron Key
Executives, as amended and restated from time to time.

     1.12 "Savings Plan" means the Textron Savings Plan, as amended and restated from time to time.

     1.13 "Statutory Limit" means any limit on benefits under, or annual additions to, qualified plans imposed by Section 401(a)(17) or 415 of the Internal Revenue Codes of 1954 or 1986, as amended from time to time.

     1.14 "Supplemental Shares" means fictional shares of Textron common stock accumulated and accounted for under this Plan for the purpose of determining the cash value of distributions and transfers from a Participant's supplemental savings account.

     1.15 "Textron" means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

     1.16 "Textron Company" means Textron or any company controlled by or under common control with Textron.

ARTICLE II - PARTICIPATION

     2.01 A Key Executive shall participate in this Plan if (1) her benefits under a Pension Plan, or (2) the annual additions to her accounts under the Savings Plan or any Included Plan that is a defined contribution plan, or (3) both such benefits and such additions, are limited by one or more Statutory Limits. In addition, a Key Executive shall participate in this Plan if her receipt of any compensation is deferred under the Deferral Plan.

ARTICLE III - SUPPLEMENTAL PENSION BENEFITS

     3.01 Textron shall pay on account of each Participant who begins to receive payments under one or more of the Pension Plans the amount, if any, by which (1) the normal, early or vested retirement pension that would have been payable on the Participant's account under the Pension Plans, using Compensation as defined in this Plan, exceeds (2) the normal, early or vested retirement pension calculated under the Pension Plans on the Participant's account.

     3.02 Textron shall pay to the beneficiary designated by the Participant under each Pension Plan the amount, if any, by which (1) the death benefit that would have been payable under that Pension Plan on the Participant's account using Compensation as defined in this Plan exceeds (2) the death benefit which is actually payable under that Pension Plan on the Participant's account. For the purposes of this Section, the term "death benefit" shall include any period certain death benefit and any surviving spouse benefit provided by a Textron Company at its sole cost through a Pension Plan.

     3.03 In the event Textron transfers the liability of a Pension Plan on account of a Participant to another qualified plan, the supplemental pension or death benefits under Sections 3.01 and 3.02, respectively, shall be determined as of such transfer, unless otherwise decided by Textron in its sole discretion.

ARTICLE IV - SUPPLEMENTAL SAVINGS BENEFITS

     4.01 Textron shall maintain a supplemental savings account and a fixed income account for each Participant who participates in the Savings Plan for making credits, payments, and transfers described in this Article.


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     4.02 Textron shall, as of the end of each calendar month, credit
Supplemental Shares to each supplemental savings account, equal to the lost employer contribution for the month divided by the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal for the month. The lost employer contribution for the month shall be equal to the Participant's Savings Plan eligible compensation for the month times the Participant's Savings Plan election percentage (not to exceed 10%) times 50%, less the employer contribution made to the Participant's Savings Plan account for the month.

     4.03 Textron shall, in each calendar quarter, credit Supplemental Shares to a Participant's supplemental savings account equal in number to the number of shares of Textron common stock that would have been allocated on account of dividends to the Participant's supplemental savings account as of that date, based on the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal for the month in which the date of record occurs.

     4.04 Amounts in the fixed income account shall earn the same rate of interest that is earned under the Savings Plan fixed income account, or as determined by the Benefits Committee.

     4.05 A Participant who has terminated her Textron employment may, after a period of 30 days, subject to the provisions of Section 16 of the Securities Exchange Act of 1934, once each calendar quarter, elect to transfer, in 10% increments, effective the first calendar day of the month following the minimum notice of three business days, any amount in her supplemental savings account to her fixed income account. The cash value transferred will be determined by multiplying the current value of Textron common stock by the number of whole and fractional Supplemental Shares in her Supplemental Savings Account as of the end of the month in which the election is made times the percentage being transferred. If any portion of a Participant's accounts under the Savings Plan shall be forfeited, a proportionate part of the Participant's Supplemental Shares also shall be forfeited. The current value of a share of Textron common stock at any date shall be the average of the composite closing prices, as reported in The Wall Street Journal, for the first ten trading days of the effective month.

     4.06 The number of Supplemental Shares credited to a Participant's account under this Article IV shall be adjusted, without receipt of any consideration by Textron, on account of any stock split, stock dividend or similar increase or decrease affecting Textron common stock, as if the Supplemental Shares were actually shares of Textron common stock.

ARTICLE V - SUPPLEMENTAL INCLUDED PLAN BENEFITS

     5.01 The Management Committee may cause this Plan to provide supplemental benefits on account of an Included Plan by adopting a Schedule to this Plan. The Schedule shall specify any special terms or conditions upon which the supplemental benefits shall be provided. Except as specifically provided in a Schedule, all of the terms and conditions of this Plan shall apply to the Included Plan.

ARTICLE VI - UNFUNDED PLAN

     6.01 Benefits to be provided under this Plan are unfunded obligations of Textron. Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations. If Textron elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds therefrom shall at all times remain the sole property of Textron and neither


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the Participants whose lives are insured nor their beneficiaries shall have any ownership rights in such policies of insurance.

     6.02 This Plan is intended in part to provide benefits for a select group of management employees who are highly compensated, pursuant to Section 110 of ERISA and Labor Department Regulations Section 2520.104-23, and in part to be an excess benefit plan, pursuant to Section 3(36) of ERISA.

     6.03 No Participant shall be required or permitted to make contributions to this Plan.

ARTICLE VII - PLAN ADMINISTRATION

     7.01 Textron shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation. Textron shall have all such powers as may be necessary to carry out the provisions hereof. Textron may from time to time establish rules for the administration of this Plan and the transaction of its business. Subject to Section 7.05, any action by Textron shall be final, conclusive and binding on each Participant and all persons claiming by, through or under any Participant. Textron (and any person or persons to whom it delegates any of its authority as plan administrator) shall have discretionary authority to determine eligibility for Plan benefits, to construe the terms of the Plan, and to determine all questions arising in the administration of the Plan, and shall make all such determinations and interpretations in a nondiscriminatory manner.

     7.02(a) The payment of any benefit under Article III or the distribution of any account under Article IV or Article V shall be made at the same time, in the same manner, to the same persons and in the same proportions, as is made the payment or distribution under the related Pension Plan or Savings Plan, or otherwise as determined by the Benefits Committee in its sole discretion. Textron may withhold from benefits and accounts under this Plan, any taxes or other amounts required by law to be withheld. Notwithstanding any provision to the contrary, no benefit shall be paid to any Participant while employed by Textron.

     (b)  Notwithstanding Section 7.02(a), each benefit then computed under
Article III and each amount then credited to the accounts under Article IV and
Article V shall become due and payable to the respective Participants and beneficiaries immediately upon a Change in Control as defined in Section 8.03. For purposes of Section 7.02, the present value of a benefit computed under
Article III shall be based on the appropriate actuarial assumptions and factors set forth in the related Pension Plan or Savings Plan and, if no interest rate assumption has been set forth for any purpose, an interest rate of six percent per year.

     7.03 Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. Textron shall be entitled to rely upon all certifications made by an accountant selected by Textron. Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert. All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

     7.04 Textron may require proof of death or total disability of any Participant, former Participant or beneficiary and evidence of the right of any person to receive any Plan benefit.


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     7.05 Claims under this Plan shall be filed in writing with Textron. If a claim is denied wholly or in part, it shall be denied within a reasonable time after its filing in a writing delivered to the claimant with the reasons for the denial, citations to pertinent provisions of the Plan, a description of any additional material or information to be furnished by the claimant and the reasons therefor and an explanation of the Plan's claim review procedure. If the claimant wishes further consideration of his claim, he or his authorized representative shall submit to Textron, within 90 days after his claim has been denied, a written request for reconsideration. Such claimant or his authorized representative may review pertinent documents and submit issues and comments in writing. Within 60 days after receiving the request for reconsideration (120 days if additional time is required), Textron shall communicate its decision to the claimant in writing, stating the reasons for its decision and referring to pertinent Plan provisions.

ARTICLE VIII - MISCELLANEOUS

     8.01 Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

     8.02 No amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind unless specifically approved in writing in advance by the Benefits Committee or its designee. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant or beneficiary.

     8.03 Notwithstanding any Plan provision to the contrary, the Board or its designee shall have the right to amend, modify, suspend or terminate this Plan at any time by written ratification of such action; provided, however, that no amendment, modification, suspension or termination:

     (1) shall reduce an amount payable under Article III or credited to any supplemental account under Article IV or Article V of this Plan immediately before the effective date of the amendment, modification, suspension or termination; or

     (2)  shall be made to Section 7.02 or 8.03 following a Change in Control.

     If after a Change in Control any claim is made or any litigation is brought by a Participant or beneficiary to enforce or interpret any provision contained in this Plan, Textron and the "person" or "group" described in the next following sentence shall be liable, jointly and severally, to indemnify the Participant or beneficiary for the Participant's or beneficiary's reasonable attorney's fees and disbursements incurred in any such claim or litigation and for prejudgment interest at the Bankers Trust Company prime interest rate on any money award or judgment obtained by the Participant or beneficiary.

     For purposes of this Plan, a "Change in Control" shall occur if (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) other than Textron, any trustee or other fiduciary holding Textron common stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron common stock, is or becomes (other than by acquisition from Textron or a related company) the "beneficial owner" (as defined in Rule 13d-3 under


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the Act) of more than 30% of the then outstanding voting stock of Textron, or
(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by Textron's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) stockholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron's assets.

     8.04 This Plan shall be construed in accordance with the laws of the State of Delaware.

     8.05 Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant to be continued in employment as a Key Executive or other employee of any Textron Company.

     8.06 Textron, the Chief Executive Officer and the Chief Human Resources Officer, and the Benefits Committee may impose such other lawful terms and conditions on participation in this Plan as deemed desirable. The Chief Executive Officer, the Chief Human Resources Officer and members of the Benefits Committee may participate in this Plan.

     IN WITNESS WHEREOF, Textron Inc. has caused this restated Plan to be executed by its duly authorized officer to be effective as of January 1, 2000.



                                   TEXTRON INC.


                                   By:  /s/ George Metzger
                                       -----------------------------------------
                                        George Metzger
                                        Vice President, Human Resources and
                                        Benefits



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                   MARKET SQUARE PROFIT SHARING PLAN SCHEDULE

     This Schedule to the Supplemental Benefits Plan for Textron Key Executives (the "Plan") is restated effective January 1, 2000 pursuant to Article V of the Plan.

     1.01 "Market Square Plan" means The Market Square Profit Sharing Plan, as amended and restated from time to time.

     1.02 Textron shall maintain a stock unit account and a general fund account for each Participant for making credits, payments and transfers described in this Schedule.

     1.03 Textron shall, in each calendar quarter, credit Supplemental Shares to a Participant's stock unit account equal in number to the number of shares of Textron common stock that would have been allocated on account of dividends to the Participant's stock unit account as of that date, based on the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal for the month in which the date of record occurs.

     1.04 The general fund account shall be credited with earnings as if it were invested in the George Putnam Fund of Boston.

     1.05 A Participant who has terminated her Textron employment may, after a period of 30 days, subject to the provisions of Section 16 of the Securities Exchange Act of 1934, once each calendar quarter, elect to transfer, in 10% increments, effective the first calendar day of the month following the minimum notice of three business days, any amount in her stock unit account to her general fund account. The cash value transferred will be determined by multiplying the current value of Textron common stock by the number of whole and fractional Supplemental Shares in her stock unit account as of the end of the month in which the election is made times the percentage being transferred. The current value of a share of Textron common stock at any date shall be the average of the composite closing prices, as reported in The Wall Street Journal, for the first ten trading days of the effective month.

     1.06 The number of Supplemental Shares credited to a Participant's account under this schedule shall be adjusted, without receipt of any consideration by Textron, on account of any stock split, stock dividend or similar increase or decrease affecting Textron common stock, as if the Supplemental Shares were actually shares of Textron common stock.

     1.07 Benefits shall become payable upon the Participant's termination of Textron employment or such other time as determined by the Benefits Committee in its sole discretion. Textron, upon the written instructions of the Benefits Committee or its designee, shall distribute the benefits in accordance with any one or a combination of the following methods after considering any method of payment requested by the Participant or by the Beneficiaries entitled to receive the benefits:

     (1)  Payment in a single sum

     (2) Payment in a number of annual installments, each payable as soon as practicable after the end of each successive calendar year, over a period not exceeding the life expectancy of the payee or his primary Beneficiary (whichever is greater) determined as of the date on which the benefits first became payable. The annual installments shall be calculated each year by dividing


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the unpaid amount of the benefits as of January 1 of that year by the remaining number of unpaid installments.

     1.08 Plan benefits payable under Section 1.07 shall begin to be paid not later than April 1 of the calendar year that begins after the date the Participant attains or would have attained age 70 1/2.

     IN WITNESS WHEREOF, Textron Inc. has caused this restated Plan to be executed by its duly authorized officer to be effective as of January 1, 2000.



                                   TEXTRON INC.


                                   By:  /s/ George Metzger
                                       -----------------------------------------
                                        George Metzger
                                        Vice President, Human Resources and
                                        Benefits





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